Amendment To

OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

LAIDLAW INTERNATIONAL, INC.

Offer to Purchase for Cash and Consent Solicitation Statement for
Any and All of the Outstanding
103/4% Senior Notes due 2011
(CUSIP Nos. 50730RAB8 and 50730RAA0
ISIN Nos. US50730RAB87 and US50730RAA05)

__________________________________________

Laidlaw International, Inc., a Delaware corporation (the “Company”) hereby amends its offer to purchase for cash (the “Offer”) any and all of the outstanding 103/4% Senior Notes due 2011 (the “Notes”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated June 1, 2005 (as amended hereby and as may be further amended or supplemented from time to time, the “Statement”) and in the related Consent and Letter of Transmittal (the “Letter of Transmittal” and, together with the Statement, the “Offer Documents”). Any capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Offer Documents.

The Offer Documents are hereby amended as follows:

•	The term “Price Determination Date” is amended to mean “2:00 p.m., New York City time, on June 17, 2005 unless extended by the Company, in which event the Price Determination Date will be at least 10 business days prior to the Expiration Date.”

•	The term “Consent Date” is amended to mean “5:00 p.m., New York City time on June 20, 2005, unless extended by the Company.”

•	The term “Expiration Date” is amended to mean “5:00 p.m., New York City time on July 1, 2005, unless extended by the Company.”

•	The term “Consent Payment” is amended to mean “$30.00 per $1,000 principal amount of Notes.”

•	The term (and calculation of) “Total Consideration” is amended by replacing the words “75 basis points” in clause (y) thereof with the words “50 basis points.”

•	Laidlaw now anticipates that the Initial Payment Date, or date it will first make payments on the Notes accepted for payment, will be on or about July 1, 2005 instead of June 29, 2005.

•	The third full paragraph under “Section 11 Certain U.S. Federal Income Tax Consequences – Tendering U.S. Holders” on page 16 of the Statement is amended and restated to read as follows:

“Consent Payment. The tax treatment of the receipt of the Consent Payment by a U.S. Holder that tenders Notes pursuant to the Offer is unclear because there is no direct guidance in the U.S. federal income tax law. In the absence of such guidance, the Company intends to treat the Consent Payment as additional consideration for tendering the Notes in the manner described above; however, you should be aware that this intended treatment by the Company is not binding upon the IRS or the courts. Thus, and in light of the uncertainty in the tax law, the IRS may take the position that the Consent Payment should instead be treated as a separate fee that would be subject to tax as ordinary income rather than additional consideration for the Notes.”

•	The third full paragraph under “Section 11 Certain U.S. Federal Income Tax Consequences – Tendering Non-U.S. Holders” on page 17 of the Statement is amended and restated to read as follows:

“Consent Payment. As noted earlier, the tax treatment of the Consent Payment is uncertain. The Company intends to treat the Consent Payment as additional consideration for the tender of the Notes with the treatment described above; however, you should be aware that this intended treatment by the Company is not binding upon the IRS or the courts. If the Consent Payment is treated as a separate fee, it may be subject to a U.S. federal withholding tax at a rate of 30% (or if applicable, a lower treaty rate).”

Except as amended by the changes described above, all terms and conditions of the Offer and the Solicitation as set for in the Offer Documents are hereby affirmed.

Citigroup UBS Investment Bank

The date of this Amendment is June 16, 2005